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BRISTOL-MYERS SQUIBB ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO REVIEW PERIOD FOR ACQUISITION OF KOSAN BIOSCIENCES INCORPORATED

        Princeton, N.J., June 18, 2008—Bristol-Myers Squibb Company (NYSE: BMY) announced today that the Hart-Scott-Rodino review period for its tender offer for Kosan Biosciences Incorporated (NASDAQ: KOSN) ("Kosan") has expired.

        Bristol-Myers Squibb Company initiated, through its wholly-owned subsidiary KB Acquisition Corp., a cash tender offer on May 29, 2008, to purchase all outstanding shares of common stock of Kosan for $5.50 per share.

        The expiration of the HSR waiting period satisfies one of the conditions to the tender offer, which is set to expire at midnight EDT, on June 25, 2008. The closing of the transaction is also subject to the tender of a majority of Kosan shares on a fully diluted basis and the satisfaction of other customary conditions.

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        This press release contains "forward-looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of Kosan by Bristol-Myers Squibb Company. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition described in this release will receive all necessary regulatory approvals or that the acquisition will be completed. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb Company's business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb Company's Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Kosan. Bristol-Myers Squibb Company and KB Acquisition Corp. have filed a tender offer statement with the Securities and Exchange Commission, and have mailed an offer to purchase, forms of letter or transmittal and related documents to Kosan stockholders. Kosan has filed with the Securities and Exchange Commission, and has mailed to Kosan stockholders a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and stockholders of Kosan are urged to read them carefully.

        These documents are available at no charge at the Securities and Exchange Commission's website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 or by calling toll-free (888) 605-1958, and may also be obtained from Bristol-Myers Squibb Company by directing a request to:

Bristol-Myers Squibb Company
R&D Communications
Jennifer Fron Mauer, 609-252-6579
jennifer.mauer@bms.com

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BRISTOL-MYERS SQUIBB ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO REVIEW PERIOD FOR ACQUISITION OF KOSAN BIOSCIENCES INCORPORATED